Exhibit 5.2

November 16, 2017

Teleflex Incorporated

550 East Swedesford Road

Suite 400

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Teleflex Incorporated, a Delaware corporation (the “Company”), and NeoTract, Inc., a Delaware corporation and a subsidiary of the Company (“NeoTract”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-211276) (as amended, the “Registration Statement”) filed by the Company, the subsidiaries of the Company named on Schedule I attached hereto (each, an “Existing Guarantor” and collectively, the “Existing Guarantors”), NeoTract, and the non-Delaware subsidiaries of the Company named on Schedule II attached hereto (each, a “New Non-Delaware Guarantor” and, together with NeoTract, the “New Guarantors,” and, together with the Existing Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the New Guarantors of the guarantees (the “New Guarantees”) to be issued in connection with an indeterminate amount of debt securities, which may be senior, senior subordinated or subordinated and which may be convertible or exchangeable into other securities of the Company (collectively, the “Debt Securities”) that may be issued by the Company. The Debt Securities and the New Guarantees are hereinafter referred to, collectively, as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement (including any further amendment thereto), the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Securities Act.

The debt securities and the New Guarantees thereof will be issued under an indenture (the “Indenture”) dated as of May 16, 2016 among the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 16, 2016 (the “First Supplemental Indenture”), among the Company, the guarantors named therein and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of February 28, 2017 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture dated as of October 19, 2017 (the “Third Supplemental Indenture”, and together with the Second Supplemental Indenture, the “New Supplemental Indentures”), among the Company, the New Guarantors (to the extent a party thereto) and the Trustee.

We have examined the Registration Statement and the Indenture, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the New Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (i) at the time of execution, authentication, issuance and delivery of the Securities, each of the New Non-Delaware Guarantors is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered a supplemental indenture to the Indenture and the New Guarantees, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (ii) the execution, delivery, issuance and performance by each of the New Non-Delaware Guarantors of the supplemental indenture to the Indenture and the New Guarantees, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States), and (iii) the execution, delivery, issuance and performance by each of the New Non-Delaware Guarantors of the supplemental indenture to the Indenture and the New Guarantees, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or any such New Non-Delaware Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate or limited liability company action to approve the issuance and terms of the New Guarantees and related matters by each New Guarantor, (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying such New Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by each New Guarantor and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of such New Guarantees, such New Guarantees will constitute valid and legally binding obligations of the New Guarantors enforceable against the New Guarantors in accordance with their terms.

Our opinion set forth herein is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

EXISTING GUARANTORS

Entity	Jurisdiction of Formation
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional, Inc.	DE
Hotspur Technologies, Inc.	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
Teleflex Medical Incorporated	CA
TFX Equities Incorporated	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
VasoNova, Inc.	DE
Vidacare LLC	DE
Arrow International, Inc.	PA
Wolfe-Tory Medical, Inc.	UT

SCHEDULE II

NEW NON-DELAWARE GUARANTORS

Entity	Jurisdiction of Formation
Teleflex Urology Limited	Ireland
Vascular Solutions LLC	MN